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                                                                    EXHIBIT 99.5

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                          STOCK REPURCHASE AGREEMENT

                                 by and among

                            RALSTON PURINA COMPANY,

                             VCS HOLDING COMPANY,

                                      and

                        INTERSTATE BAKERIES CORPORATION

                                     dated

                                April 29, 1997






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                          STOCK REPURCHASE AGREEMENT


          THIS STOCK REPURCHASE AGREEMENT ("Repurchase Agreement") is dated as of April 29, 1997, by and among RALSTON PURINA COMPANY, a Missouri corporation ("RPC"), VCS HOLDING COMPANY, a Delaware corporation ("VCS") (RPC and VCS being collectively referred to as "Ralston"), and INTERSTATE BAKERIES CORPORATION, a Delaware corporation ("IBC"). Capitalized terms not defined herein shall have the meanings set forth in the Ralston and IBC Shareholders Agreement dated July 22, 1995 (the "Agreement"), as modified herein.

          WHEREAS, the Agreement related to the acquisition by Ralston of 16,923,077 shares of common stock of IBC (referred to as the "IBC Equity" in Section 11.13 of the Agreement) pursuant to the acquisition of Continental Baking Company ("CBC");

          WHEREAS, Ralston desires to exercise one of its Demand Registrations to register a certain number of shares of the IBC Equity (the "Offered Shares") in conjunction with Ralston's offering of between $360,000,000 and $400,000,000 of exchangeable notes (the "Notes"), which will be exchangeable at maturity three years after issuance for the Offered Shares or cash (the "Notes Transaction");

          WHEREAS, pursuant to the Agreement, IBC has a right of First Offer with respect to all, but not less than all, of the Offered Shares but has notified Ralston of its waiver of such right with respect to the Offered Shares that are transferred in exchange for the Notes; and

          WHEREAS, notwithstanding IBC's waiver of its right to acquire all of the Offered Shares, IBC desires to acquire from Ralston, and Ralston desires to sell to IBC certain of the IBC Equity (not part of the Offered Shares) on the terms and subject to the conditions as more fully set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.


                                   ARTICLE I
                          STOCK REPURCHASE OBLIGATION
                          ---------------------------

          Section 1.1 The Stock Repurchase Obligation. Subject to any restrictions contained in applicable laws, Ralston and IBC hereby agree that in connection with the closing of

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the Notes Transaction, Ralston shall sell to IBC and IBC shall repurchase from
Ralston, 1,000,000 shares (the "Repurchase Shares") of the IBC Equity (other than the Offered Shares) pursuant to the terms and conditions hereof (the "Repurchase Obligation").

      Section 1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid for all of the Repurchase Shares shall be (a) 1,000,000 multiplied by the initial price per share of the IBC Equity used to set the exchange rate for the Notes; (b) such aggregate amount in (a) multiplied by .97;
(c) plus an amount equal to dividends declared on the Repurchase Shares but not paid prior to the Closing Date.

      Section 1.3 Closing of the Purchase. The closing of the purchase of the Repurchase Shares shall occur at 10:00 a.m. central time at the offices of Shook, Hardy & Bacon L.L.P., 1200 Main Street, Suite 3100, Kansas City, Missouri 64105, immediately following the closing of the Notes Transaction (which will occur in New York City) or at such other place and time as the parties mutually agree (the "Closing Date"). The parties agree that they shall negotiate in good faith the rescheduling of the Closing Date (which in no event shall be later than sixty days after the closing of the Notes Transaction), if necessary to comply with Regulation M issued pursuant to the Securities Exchange Act of 1934, as amended. If the Closing Date is more than five days after the closing of the Notes Transaction, then IBC shall pay to RPC interest on the Purchase Price equal to the rate of interest then paid by IBC on its principal bank indebtedness.

      Section 1.4 Payment. On the Closing Date, Ralston shall surrender to IBC its duly endorsed stock certificates representing the Repurchase Shares, free and clear of all liens and encumbrances whatsoever, and IBC shall pay to Ralston the Purchase Price in immediately available funds by wire transfer to an account designated in writing by Ralston to IBC. Ralston shall deliver the wire transfer instructions to IBC at least three business days prior to the Closing Date.

      Section 1.5 Transfer of Title. Transfer of title to the Repurchase Shares shall be deemed to occur automatically on the Closing Date, subject to payment by IBC on such date of the Purchase Price.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      Section 2.1 Representations and Warranties of Ralston. Ralston hereby represents and warrants to IBC as follows:

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               (a) Ralston has all requisite legal and corporate power to execute and deliver this Repurchase Agreement and to carry out and perform its obligations under the terms of this Repurchase Agreement.

               (b) The execution and delivery of this Repurchase Agreement and the consummation of the transactions herein do not and will not violate any agreement binding upon Ralston; and this Repurchase Agreement is the valid and binding agreement of Ralston, enforceable against Ralston in accordance with its terms subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, general equity principles and limitations upon rights to indemnity.

               (c) Ralston has good and marketable title to at least 1,000,000 shares of the IBC Equity, free and clear of any liens, encumbrances, restrictions on transfer or rights of others and shall keep such shares free and clear of any liens, encumbrances, restrictions on transfer or rights of others.

               Section 2.2 Representations and Warranties of IBC. IBC hereby represents and warrants to Ralston as follows:

               (a) IBC has all requisite legal and corporate power to execute and deliver this Repurchase Agreement and to carry out and perform its obligations under the terms of this Repurchase Agreement.

               (b) The execution and delivery of this Repurchase Agreement, and the consummation of the transactions herein provided, do not and will not violate any agreement binding upon IBC, and this Agreement is the valid and binding agreement of IBC, enforceable against IBC in accordance with its terms subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, general equity principles and limitations on rights to indemnity.


                                  ARTICLE III
                               GENERAL PROVISIONS
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          Section 3.1    Specific Performance.  The parties hereto agree that
irreparable damage would occur in the event any provision of this Repurchase Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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          Section 3.2  Expenses.  Except as otherwise provided in this
Repurchase Agreement, each party shall bear its own expenses and costs in connection with this Repurchase Agreement.

          Section 3.3 Amendment. This Repurchase Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          Section 3.4 Successors and Assigns. No party to this Repurchase Agreement may assign any of its rights or obligations under this Repurchase Agreement without the prior written consent of the other parties.

          Section 3.5 Notices. All notices, requests, claims, demands and other communications hereunder, unless this Repurchase Agreement expressly provides otherwise, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party to the addresses set forth in Section 11.5 of the Agreement.

          Section 3.6 Governing Law. This Repurchase Agreement shall be governed by and construed in accordance with the laws of Missouri without giving effect to the provisions thereof relating to conflicts of laws.

          Section 3.7 Termination. This Repurchase Agreement and the rights and obligations hereunder shall terminate (if not consummated) upon the written notification by Ralston of its decision not to consummate the Notes Transaction or upon the mutual agreement of the parties. In addition, IBC shall have the right to terminate this Repurchase Agreement if the Notes Transaction has not been consummated by August 15, 1997. No such termination shall relieve any party from liability for any breach of this Repurchase Agreement.

          Section 3.8 Severability. The provisions of this Repurchase Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Repurchase Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Repurchase Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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          Section 3.9    Entire Agreement.  This Repurchase Agreement and the
other documents delivered pursuant hereto and thereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 3.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Repurchase Agreement.

          Section 3.11 Counterparts. This Repurchase Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Repurchase
Agreement as of the day and year first above written.

                              RALSTON PURINA COMPANY


                              By:   /s/ James R. Elsesser
                                  ----------------------------------------------
                              Name:   James R. Elsesser
                              Title:  Vice President and Chief Financial Officer


                              VCS HOLDING COMPANY


                              By:   /s/ Timothy L. Grosch
                                   ---------------------------------------------
                              Name:   Timothy L. Grosch
                              Title:  Secretary


                              INTERSTATE BAKERIES CORPORATION


                              By:   /s/ Ray Sandy Sutton
                                  ----------------------------------------------
                              Name:  Ray Sandy Sutton
                              Title: Vice President, Corporate Secretary and
                                         General Counsel

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